Exhibit 10.4

CARTXPRESS BIO, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT is made as of January 1, 2019, by and among CARTXpress Bio, Inc., a Delaware corporation (the “Company”), the Investors listed on Schedule A, and the Key Holders listed on Schedule B.

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Common Stock set forth opposite the name of such Key Holder on Schedule B;

WHEREAS, the Company, ThermoGenesis Corp., a Delaware corporation (“ThermoGenesis”), Cesca Therapeutics Inc., a Delaware corporation and the majority stockholder of ThermoGenesis, and the Investors are parties to a Reorganization and Share Exchange Agreement of even date herewith (the “Reorganization Agreement”) pursuant to which such parties agreed to effect a reorganization of ThermoGenesis (the “Reorganization”);

WHEREAS, pursuant to the Reorganization, the Investors acquired an aggregate of 2,000,000 shares of Common Stock from ThermoGenesis in exchange for their stock of ThermoGenesis, and ThermoGenesis retained 8,000,000 shares of Common Stock; and

WHEREAS, to further induce the Investors to enter into the Reorganization Agreement, the Company and ThermoGenesis have agreed to enter into this Agreement.

NOW, THEREFORE, the Company, the Key Holders and the Investors agree as follows:

1.           Definitions.

1.1     “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2     “Capital Stock” means (a) shares of Common Stock (whether now outstanding or hereafter issued in any context), and (b) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns.

1.3     “Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended from time to time.

1.4     “Change of Control” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.5     “Common Stock” means shares of Common Stock of the Company, $0.001 par value per share.

1.6     “Company Notice” means written notice from the Company notifying the Prospective Seller that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.

1.7      “Investors” means the Person(s) named on Schedule A hereto, each Person to whom the rights of an Investor are assigned pursuant to Subsection 3.1 or Subsection 5.9, and any one of them, as the context may require.

1.8     “Key Holders” means the Person(s) named on Schedule B hereto, each Person to whom the rights of a Key Holder are assigned pursuant to Subsection 3.1, each Person who hereafter becomes a signatory to this Agreement pursuant to Subsection 5.9 or 5.16 and any one of them, as the context may require.

1.9     “Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

1.10     “Proposed Investor Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Investors; provided, however, that transfers or encumbrances of any Transfer Stock (or any interest therein) by Bay City Capital Fund V, L.P. or Bay City Capital Fund V Co-Investment Fund, L.P. to any of their Affiliates shall not be Proposed Investor Transfers.

1.11     “Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders; provided, however, that transfers or encumbrances of any Transfer Stock (or any interest therein) by ThermoGenesis to any of its Affiliates shall not be Proposed Key Holder Transfers.

1.12     “Proposed Transfer” means either a Proposed Investor Transfer or a Proposed Key Holder Transfer.

1.13      “Proposed Transfer Notice” means written notice from a Key Holder or Investor, as the case may be, setting forth the terms and conditions of a Proposed Transfer.

1.14     “Prospective Seller” means the Investor or Key Holder who proposes to make a Proposed Transfer to a Prospective Transferee.

1.15     “Prospective Transferee” means any Person to whom a Key Holder or an Investor proposes to make a Proposed Transfer.

1.16     “Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.17     “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.18     “Secondary Exercise Notice” means written notice from an Exercising Person (as defined in Subsection 2.1(d)) notifying the Company and the Prospective Seller that such Exercising Person intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to a Proposed Transfer.

1.19      “Secondary Notice” means the written notice from the Company notifying (a) the Prospective Seller and (b) in the case of a Proposed Key Holder Transfer, the Investors, and, in the case of a Proposed Investor Transfer, the Key Holders, that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any such Proposed Transfer.

1.20     “Secondary Refusal Right” means the right, but not an obligation, of each Investor, in the case of a Proposed Key Holder Transfer, or each Key Holder, in the case of a Proposed Investor Transfer, to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors or Key Holders, as the case may be) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.21     “Transfer Stock” means shares of Capital Stock owned by a Key Holder or an Investor, or issued to a Key Holder or an Investor after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

1.22     “Undersubscription Notice” means written notice from an Exercising Person notifying the Company and the Prospective Seller that such Exercising Person intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.           Agreement Among the Company, the Investors and the Key Holders.

2.1     Right of First Refusal.

(a)     Grant. Subject to the terms of Section 3 below, each Key Holder and Investor hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder or Investor may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)     Notice. Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer and each Investor proposing to make a Proposed Investor Transfer must deliver a Proposed Transfer Notice to the Company and each Key Holder not later than forty-five (45) days prior to the consummation of such Proposed Investor Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the Prospective Seller within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Prospective Seller with the Company that contains a preexisting right of first refusal, the Company and the Prospective Seller acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Subsection 2.1(a) and this Subsection 2.1(b).

(c)     Grant of Secondary Refusal Right. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Investors, and each Investor hereby unconditionally and irrevocably grants to the Key Holders, a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Transfer, the Company must deliver a Secondary Notice to either (i) the selling Key Holder and to each Investor, in the case of a Proposed Key Holder Transfer, or (ii) the selling Investor and to each Key Holder, in the case of a Proposed Investor Transfer, to that effect no later than fifteen (15) days after the Prospective Seller delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, an Investor or Key Holder, as the case may be, must deliver a Secondary Exercise Notice to the Prospective Seller and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)     Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Investors or Key Holders, as the case may be, with respect to some but not all of the Transfer Stock by the end of the 10-day period specified in the last sentence of Subsection 2.1(c) (the “Secondary Notice Period”), then the Company shall, immediately after the expiration of the Secondary Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors or Key Holders, as the case may be, who fully exercised their Secondary Refusal Right within the Secondary Notice Period (the “Exercising Persons”). Each Exercising Person shall, subject to the provisions of this Subsection 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Person must deliver an Undersubscription Notice to the Prospective Seller and the Company within ten (10) days after the expiration of the Secondary Notice Period. In the event there are two or more such Exercising Persons that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(d) shall be allocated to such Exercising Persons pro rata based on the number of shares of Transfer Stock such Exercising Persons have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Person has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Persons, the Company shall immediately notify all of the Exercising Persons and the Prospective Seller of that fact.

(e)     Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Investor or Key Holder, as the case may be, cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor or Key Holder, as the case may be, may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company, the Investors, or Key Holders, as the case may be, shall take place, and all payments from the Company, the Investors, or Key Holders, as the case may be, shall have been delivered to the Prospective Seller, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

(f)     Transfers to Affiliates. For avoidance of doubt, any transfers or encumbrances of any Transfer Stock (or any interest therein) by Bay City Capital Fund V, L.P. or Bay City Capital Fund V Co-Investment Fund, L.P. to any of their Affiliates or by ThermoGenesis to any of its Affiliates shall not be subject to the Right of First Refusal or Secondary Refusal Right set forth in this Section 2.1.

2.2          Right of Co-Sale.

(a)     Exercise of Right. If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Subsection 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Subsection 2.2(b) below and, subject to Subsection 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)     Shares Includable. Each Participating Investor may include in the Proposed Key Holder Transfer all or any part of such Participating Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer (excluding shares purchased by the Company or the Participating Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Investor immediately before consummation of the Proposed Key Holder Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of shares of Transfer Stock held by the selling Key Holder. To the extent one or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(c)     Purchase and Sale Agreement. The Participating Investors and the selling Key Holder agree that the terms and conditions of any Proposed Key Holder Transfer in accordance with Subsection 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the selling Key Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 2.2.

(d)     Allocation of Consideration.

(i)     Subject to Subsection 2.2(d)(ii), the aggregate consideration payable to the Participating Investors and the selling Key Holder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Investor and the selling Key Holder as provided in Subsection 2.2(b).

(ii)     In the event that the Proposed Key Holder Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that (A) the aggregate consideration from such transfer shall be allocated to the Participating Investors and the selling Key Holder pro rata based on the number of shares of Common Stock held by such parties, if applicable, and (B) the Capital Stock sold under the Purchase and Sale Agreement were the only Capital Stock outstanding.

(e)     Purchase by Selling Key Holder; Deliveries. Notwithstanding Subsection 2.2(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or Investors or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, no Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Subsection 2.2(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the selling Key Holder to such Participating Investor or Investors shall be made in accordance with Subsection 2.2(d)(ii). In connection with such purchase by the selling Key Holder, such Participating Investor or Investors shall deliver to the selling Key Holder a stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Key Holder. Each such stock certificate delivered to the selling Key Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Key Holder shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Subsection 2.2(e).

(f)     Additional Compliance. If any Proposed Key Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 2.2.

2.3         Effect of Failure to Comply.

(a)     Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)     Violation of First Refusal Right. If any Prospective Seller becomes obligated to sell any Transfer Stock to the Company, any Investor, or any Key Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Investor or Key Holder, as the case may be, may, at its option, in addition to all other remedies it may have, send to such Prospective Seller the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor or Key Holder, as the case may be, (or request that the Company effect such transfer) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c)     Violation of Co-Sale Right. If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Subsection 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Investor the type and number of shares of Capital Stock that such Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Subsection 2.2. The sale will be made on the same terms, including, without limitation, as provided in Subsection 2.2(d)(i) and Subsection 2.2(d)(ii), as applicable, and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 2.2. Such Key Holder shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Subsection 2.2.

3.           Exempt Transfers.

3.1     Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsections 2.1 and 2.2 shall not apply: (a) in the case of a Key Holder or Investor that is an entity, upon a transfer by such Key Holder or Investor to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder or an Investor by the Company at a price no greater than that originally paid by such Key Holder or Investor for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, (c) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder or Investor making such pledge, (d) in the case of a Key Holder or Investor that is a natural person, upon a transfer of Transfer Stock by such Key Holder or Investor made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder or Investor (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or (e) upon a transfer of Transfer Stock to any custodian or trustee of any trust or to a partnership or limited liability company, in each case for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or Investor or any such family members; provided that in the case of clause (a), (c), (d) or (e), the Key Holder or Investor, as the case may be, shall deliver prior written notice to all the Investors and Key Holders of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder or Investor, as the case may be, (but only with respect to the securities so transferred to the transferee), including the obligations with respect to Proposed Transfers of such Transfer Stock pursuant to Section 2; and provided, further, in the case of any transfer pursuant to clause (a), (c) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2     Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”), or (b) pursuant to a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

4.         Legend. Each certificate representing shares of Transfer Stock held by the Key Holders or Investors or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Key Holder and Investor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.           Miscellaneous.

5.1     Term. This Agreement shall automatically terminate upon the earlier of (a) the date on which Investors and their Affiliates cease to own, in the aggregate, at least two percent (2%) of the Company’s outstanding Common Stock (on an as-converted basis), (b) a Qualified Public Offering, and (c) the consummation of a Qualified Merger (as such terms are defined in the Investors’ Rights Agreement, of even date herewith, among the Company and each of the investors listed on Schedule A thereto).

5.2     Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

5.3     Ownership. Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

5.4     Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the non-exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of federal jurisdiction, the courts of the Northern District of California).

5.5     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.5.

If notice is given to the Company, it shall be sent to:

CARTXpress Bio, Inc.

2711 Citrus Road

Rancho Cordova, California 95742

Attention: Haihong Zhu, President

Email: hzhu@thermogenesis.com

Facsimile: 916-200-2874

and a copy (which shall not constitute notice) shall also be sent to

Foley & Lardner LLP

100 North Tampa Street, Suite 2700

Tampa, Florida 33602-5810

Attention: Curt Creely

Email: ccreely@foley.com

Facsimile: (813) 221-4210

and if notice is given to the Investors, a copy shall also be given to

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attention: Michael L. Lawhead

Email: mlawhead@sycr.com

Facsimile: (949) 725-5277

5.6     Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.7     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.8     Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 5.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders and (c) the holders of a majority of the shares of Common Stock held by the Investors. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other stockholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, in the same fashion, and (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.9     Assignment of Rights.

(a)     The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)     Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)     The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate or (ii) to an assignee or transferee who acquires shares constituting at least five percent (5%) of the Company’s Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)     Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

5.10     Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11     Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

5.12     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.13     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.14     Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

5.15     Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party shall be entitled to specific performance of the agreements and obligations of the other parties hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

5.16     Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

COMPANY:

CARTXpress bio, Inc.

By: /s/ Haihong Zhu

  Haihong Zhu, President

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

INVESTOR:

BAY CITY CAPITAL FUND V, L.P.

By:     Bay City Capital Management V LLC

Its:     General Partner

By:     Bay City Capital LLC

Its:     Manager

By:     /s/ Carl Goldfischer

Name:     Carl Goldfischer

Title:     MD

Address:

Bay City Capital LLC

750 Battery Street, Suite 400

San Francisco, CA 94111

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

INVESTOR:

BAY CITY CAPITAL FUND V CO-INVESTMENT FUND, L.P.

By:     Bay City Capital Management V LLC

Its:     General Partner

By:     Bay City Capital LLC

Its:     Manager

By:     /s/ Carl Goldfischer

Name:     Carl Goldfischer

Title:     MD

Address:

Bay City Capital LLC

750 Battery Street, Suite 400

San Francisco, CA 94111

[Signature Page to Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

KEY HOLDERS:

THERMOGENESIS CORP.

By: /s/ Haihong Zhu

Name: Haihong Zhu

Title: President

Address:

ThermoGenesis Corp.

2711 Citrus Road

Rancho Cordova, California 95742

[Signature Page to Right of First Refusal and Co-Sale Agreement]

SCHEDULE A

INVESTORS

Name and Address	Number of Shares Held
Bay City Capital Fund V, L.P. Bay City Capital LLC 750 Battery Street, Suite 400 San Francisco, CA 94111	1,962,600

Bay City Capital Fund V Co-Investment Fund, L.P. Bay City Capital LLC 750 Battery Street, Suite 400 San Francisco, CA 94111	37,400

[Schedule A to Right of First Refusal and Co-Sale Agreement]

SCHEDULE B

KEY HOLDERS

Name and Address	Number of Shares Held
ThermoGenesis Corp. 2711 Citrus Road Rancho Cordova, CA 95742	8,000,000

[Schedule B to Right of First Refusal and Co-Sale Agreement]

EXHIBIT A

CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Right of First Refusal and Co-Sale Agreement, dated as of January 1, 2019, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Key Holder Transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the ____________ day of ______.

Signature

Print Name

[Exhibit A to Right of First Refusal and Co-Sale Agreement]